UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 2, 2017 (September 29, 2017)

TPG RE Finance Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38156	36-4796967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Avenue, 35th Floor, New York, New York 10106

(Address of Principal Executive Offices) (Zip Code)

(212) 601-7400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2017, a special purpose, wholly owned subsidiary (the “Borrower”) of TPG RE Finance Trust, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”), as borrower, with Bank of America, N.A., as administrative agent and lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as sole lead arranger and sole bookrunner. The Credit Agreement provides for a secured revolving credit facility with aggregate secured borrowing capacity of up to $250.0 million, subject to borrowing base availability and certain other conditions, which the Company expects to use to finance originations or acquisitions of eligible loans. The Borrower may, subject to certain conditions, including obtaining additional commitments from lenders, request additional commitments under the credit facility to increase the aggregate commitments to up to $500.0 million.

The Credit Agreement has an initial maturity of September 29, 2020, which may be extended for two additional one-year periods upon the payment of applicable fees and satisfaction of certain other conditions. Borrowings under the Credit Agreement will bear interest at a rate per annum equal to one-month LIBOR or the applicable base rate plus a margin of 2.00% or 2.25% depending on the characteristics of the pledged asset securing the particular borrowing.

In addition, on September 29, 2017, TPG RE Finance Trust Holdco, LLC, the Company’s holding company subsidiary (“Holdco”), entered into a separate guaranty (“Guaranty”) with the administrative agent for the benefit of the secured parties, pursuant to which the Borrower’s obligations are unconditionally and irrevocably guaranteed by Holdco. Holdco’s liability under the Guaranty is capped at 25% of the aggregate outstanding principal amount of loans made pursuant to the Credit Agreement plus all costs of the administrative agent to enforce the Guaranty. However, such liability cap does not apply in the event of certain “bad boy” defaults which can trigger unlimited recourse to Holdco for losses or the entire outstanding obligations of the Borrower depending on the nature of the “bad boy” default in question.

The Credit Agreement contains customary affirmative and negative covenants for transactions and facilities of this type, including, but not limited to, reporting requirements, collateral diversity requirements and/or concentration limits, and certain operational restrictions. In addition, the Guaranty requires that Holdco maintain compliance with financial covenants, including the following:

•	maintenance of minimum cash liquidity of no less than the greater of $10.0 million ($50.0 million until such time as the more restrictive minimum liquidity requirement contained in certain existing guaranty agreements entered into by Holdco has been modified or amended to the less restrictive requirement set forth in the Guaranty) and 5.0% of Holdco’s recourse indebtedness;

•	maintenance of minimum tangible net worth of at least 75% of the net cash proceeds of all prior equity issuances made by Holdco or the Company plus 75% of the net cash proceeds of all subsequent equity issuances made by Holdco or the Company;

•	maintenance of a debt to equity ratio not to exceed 4.0 to 1.0 (3.0 to 1.0 until such time as the more restrictive maximum ratio of debt to equity contained in certain existing guaranty agreements entered into by Holdco has been modified or amended to the less restrictive requirement set forth in the Guaranty); and

•	maintenance of a minimum interest coverage ratio (EBITDA to interest expense) of no less than 1.4 to 1.0 (1.5 to 1.0 until such time as the more restrictive minimum interest coverage ratio contained in certain existing guaranty agreements entered into by Holdco has been modified or amended to the less restrictive requirement set forth in the Guaranty).

The foregoing summary of the Credit Agreement and the related Guaranty is qualified in its entirety by reference to the full text of the Credit Agreement and the Guaranty, copies of which are filed herewith as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 29, 2017, among TPG RE Finance 20, Ltd., TPG RE Finance Pledgor 20, LLC, and Bank of America, N.A.

10.2	Guaranty, dated as of September 29, 2017, made by TPG RE Finance Trust Holdco, LLC in favor of Bank of America, N.A.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 29, 2017, among TPG RE Finance 20, Ltd., TPG RE Finance Pledgor 20, LLC, and Bank of America, N.A.

10.2	Guaranty, dated as of September 29, 2017, made by TPG RE Finance Trust Holdco, LLC in favor of Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG RE Finance Trust, Inc.

By:	/s/ Robert Foley
	Name:	Robert Foley
	Title:	Chief Financial and Risk Officer

Date: October 2, 2017